PRESS RELEASE	Contact: Roy Estridge, EVP/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS FIRST QUARTER 2011 RESULTS

VISALIA, California, April 29, 2011 — Valley Commerce Bancorp, (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced first quarter 2011 net income of $625,000, or $0.20 per diluted common share.  This compared to earnings of $250,000, or $0.06 per diluted common share, for the first quarter of 2010.

Allan Stone, President and Chief Executive Officer, remarked, "I am pleased to report that Valley Business Bank continues to have strong performance with improved earnings and no credit losses during the first quarter of 2011.  This supports the prestigious Five-Star rating that we were recently awarded by Bauer Financial, an independent bank rating company.  We still maintain a conservative outlook toward business conditions but are beginning to see positive indications that our economy is beginning its journey toward recovery.  We are in a good position to take advantage of the recovery with a strong capital position and plenty of money to lend."

Comparison of March 31, 2011 to December 31, 2010

•	Assets increased $3.0 million or 0.9% to $344.5 million

•	Net loans decreased by $12.4 million or 5.3% to $221.9 million

•	Allowance for loan and lease losses (ALLL) increased by $232,000 to $6.9 million; the ALLL as percentage of total loans increased to 3.03% compared to 2.78%

•	Non-performing loans as a percentage of total loans increased from 2.9% to 3.2%; non-performing assets as a percentage of total assets increased from 2.0% to 2.1%.

•	Total deposits increased by $2.4 million or 0.8% to $296.7 million

•	Total Risk-Based Capital Ratio increased from 17.5% to 18.2%.

Comparison of March 31, 2011 to March 31, 2010

•	Assets slightly decreased by $177,000 to $344.5 million

•	Net loans decreased by $13.2 million or 6% to $221.9 million

•	ALLL increased by $108,000 to $6.9 million; the ALLL as percentage of total loans increased to 3.03% compared to 2.83%

•	Non-performing loans as a percentage of net loans increased from 3.0% to 3.2%; non-performing assets as a percentage of total assets was static at 2.1%

•	Total deposits remained relatively unchanged at $296.7 million, a decrease of $1.7 million.

•	Shareholder’s equity increased by $2.2 million or 6% to $39.3 million; the Total Risk-Based Capital Ratio increased from 16.4% to 18.2%

Loans, Investment Securities and Deposits

Net loans (gross loans less the ALLL) decreased during the first quarter of 2011, primarily reflecting low loan demand coupled with a significant amount of loan repayments.   Average gross loans were $233.2 million for the quarter ended March 31, 2011 compared to $240.6 million for the quarter ended March 31, 2010, a decrease of $7.4 million or 3% which reflected fewer opportunities for commercial real estate mortgage lending between March 31, 2010 and 2011 due to economic uncertainty.

Available-for-sale investment securities increased to $57.6 million at March 31, 2011 compared to $50.8 million at December 31, 2010.  The increase was due to purchases of various mortgage-backed securities, agency bonds and other investments offset by normal principal payments, maturities, and calls within the investment portfolio.

The Company’s deposits increased by $2.4 million or 0.8%, from $294.3 million at December 31, 2010 to $296.7 million at March 31, 2011.  The amount of brokered time deposits included in total deposits at March 31, 2011 and December 31, 2010 were $9.1 million and $9.2 million, respectively.  Average total deposits were $298.2 million for the quarter ended March 31, 2011 and $296.4 million for the quarter ended March 31, 2010, an increase of $1.8 million or 1%.  The Bank is continuing its efforts to build core deposits from local sources through ongoing marketing efforts.

Asset Quality

Nonperforming assets at March 31, 2011 were comprised of ten nonaccrual loans spread among seven customer relationships with an aggregate balance of $7.2 million compared with nine nonaccrual loans spread among six customer relationships at December 31, 2010 with an aggregate balance of $6.8 million.  The Company had no other real estate owned (OREO) at either date.

The Company increased its ALLL from $6.7 million at December 31, 2010 to $6.9 million at March 31, 2011.  The Company booked loan loss provisions totaling $225,000 during the quarter ended March 31, 2011 compared to $600,000 during the same period in 2010.  The ALLL represented 3.03% of total loans at March 31, 2011 compared to 2.78% at December 31, 2010.

The portion of the ALLL relating to specific impaired loans was $2.0 million at March 31, 2011 and $1.8 million at December 31, 2010.  Impaired loans totaled $11.9 million and $11.5 million at March 31, 2011 and December 31, 2010, respectively.  At March 31, 2011 and December 31, 2010, impaired loans were comprised of the nonaccrual loans included in nonperforming assets and certain performing loans that are not expected to perform in accordance with the original loan agreement.

Net charge-offs for the quarters ended March 31, 2011 and 2010 were minimal.

Shareholders’ Equity

Total shareholders’ equity increased by $592,000 during the first quarter to $39.3 million at March 31, 2011.  The increase resulted primarily from first quarter earnings of $625,000 offset by preferred stock dividends.  Book value per common share increased to $12.02 at March 31, 2011 from $11.80 at December 31, 2010 due to these same factors.

Valley Commerce Bancorp’s Total Risk-Based Capital Ratio increased to 18.2% at March 31, 2011 compared to 17.5% at December 31, 2010.  The change was attributable to both first quarter earnings and to a decrease in risk-based assets.

Comparison of First Quarter 2011 to First Quarter 2010

•	Net interest income before provision for loan losses increased by $200,000 or 6%

•	The provision for loan losses decreased by $375,000

•	Non-interest income increased by $31,000 or 10%

•	Non-interest expense decreased by $50,000 or 2%

Net Interest Income and Net Interest Margin

For the quarter ended March 31, 2011 net interest income before provision for loan losses totaled $3.4 million, an increase of $200,000 or 6% from the $3.2 million earned during the first quarter of 2010.  Net interest income increased during the 2011 period due primarily to growth in investment securities and due from banks on the asset side resulting in an increase to interest income and to reductions in interest rates on deposits on the liability side resulting in decreased interest expense.

Net interest margin was 4.49% and 4.39% for the three-month periods ended March 31, 2011 and 2010, respectively, an increase of ten basis points.  The improvement reflected the Company’s management of interest rate changes occurring within the loan and deposit portfolios during 2011.  Average loan yield was 6.11% and 6.10% for the three months ended March 31, 2011 and 2010, respectively, while the average rates paid on deposits was 0.77% and 1.21% for the three months ended March 31, 2011 and 2010, respectively.  The improvement in rates paid on deposits was facilitated by a reduction in time deposits and the continual decrease in market rates during those periods.

Non-Interest Income

For the quarter ended March 31, 2011, non-interest income totaled $327,000, an increase of $31,000 or 10% from the first quarter of 2010.  The quarterly increase resulted from increases in mortgage loan underwriting fees, earnings on life insurance policies, and gain on sale of investment securities that offset a decrease in service charges on deposits.

Non-Interest Expense

For the quarters ended March 31, 2011 and 2010, non-interest expense remained static at $2.6 million.  Salaries and employee benefits increased by $46,000 or 3% due largely to the expense of stock options granted in the first quarter of 2011.  This was offset by an $18,000 or 5% decrease in occupancy and equipment costs that resulted from the relocation of the Visalia branch office from leased quarters to a purchased facility in early 2010.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996.  Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of March 31,		As of December 31,
	2011	2010	2010	2009
Assets
Cash and Due from Banks	$41,741	$44,090	$32,668	$39,078
Available-for-Sale Investment Securities	57,593	41,142	50,823	42,569
Loans (net)	221,872	235,118	234,304	234,823
Bank Premises and Equipment (net)	8,420	8,653	8,511	8,042
Cash Surrender Value of Bank-Owned Life Insurance	6,693	6,417	6,627	6,355
Other Assets	8,137	9,213	8,488	9,305
TOTAL ASSETS	$344,456	$344,633	$341,421	$340,172

Liabilities & Equity
Non-Interest Bearing Deposits	$88,266	$73,472	$91,203	$76,575
Interest Bearing Deposits	121,289	125,353	119,446	121,399
Time Deposits	87,117	99,511	83,629	96,308
Total Deposits	296,672	298,336	294,278	294,282
Long-Term Debt	2,510	3,605	2,562	3,662
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	2,839	2,472	2,738	2,266
Total Liabilities	305,114	307,506	302,671	303,303
Shareholders’ Equity	39,342	37,127	38,750	36,869
TOTAL LIABILITIES & EQUITY	$344,456	$344,633	$341,421	$340,172

Condensed Consolidated Statement of Income (in Thousands except per share data) (Unaudited)	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010

Interest Income	$3,893	$3,971
Interest Expense	457	735
NET INTEREST INCOME	3,436	3,236
Provision for Loan Losses	225	600
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,211	2,636
Non-interest Income	327	296
Non-interest Expense	2,576	2,626
INCOME BEFORE INCOME TAXES	962	306
Income Taxes	337	56
NET INCOME	$625	$250
DIVIDENDS ACCRUED AND DISCOUNT ACCRETED ON PREFERRED SHARES	$(102)	$(104)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$523	$146
EARNINGS PER COMMON SHARE – BASIC	$0.20	$0.06
EARNINGS PER COMMON SHARE – DILUTED	$0.20	$0.06
COMMON SHARES OUTSTANDING – END OF PERIOD	2,631	2,608

VALLEY COMMERCE BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	March 31,		December 31,
	2011	2010	2010*
CREDIT QUALITY DATA
Allowance for loan and lease losses	$6,931	$6,823	$6,699
Allowance for loan and lease losses as a percentage of total loans	3.03%	2.83%	2.78%
Nonperforming loans	$7,185	$7,150	$6,823
Nonperforming assets	7,185	7,150	6,823
Nonperforming loans as a percentage of total loans	3.24%	3.04%	2.91%
Nonperforming assets as a percentage of total assets	2.09%	2.07%	2.00%
Year-to-date net recoveries / (charge-offs)	$7	$(8)	$(1,582)
Year-to-date net recoveries / (charge-offs) as a percentage of average loans	0.003%	(0.003%)	(0.65%)
SSHARE AND PER SHARE DATA
Basic earnings per common share for the quarter	$0.20	$0.06	$0.68
Diluted earnings per common share for the quarter	$0.20	$0.06	$0.68
Quarterly weighted average common shares outstanding	2,630,969	2,608,317	2,569,714
Quarterly weighted average diluted common shares outstanding	2,637,058	2,613,259	2,576,257
Book value per common share	$12.02	$11.28	$11.80
Total common shares outstanding	2,631,480	2,608,317	2,630,480

KEY FINANCIAL RATIOS
Return on average equity	6.48%	2.74%	5.68%
Return on average assets	0.73%	0.30%	0.63%
Net interest margin	4.49%	4.39%	4.41%
Efficiency ratio	68.46%	74.34%	65.5%
Loan to deposit ratio at quarter end	74.8%	78.9%	79.6%
Total Risk-Based Capital Ratio at quarter end	18.2%	16.4%	17.5%
*For the year ended December 31, 2010